Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 13, 2012, except for Note 1 as to which the date is June 28, 2012, on the consolidated financial statements of MusclePharm Corporation and Subsidiary as of December 31, 2011 and December 31, 2010, included herein on Post-Effective Amendment No. 1 to the registration statement of MusclePharm Corporation and Subsidiary on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

January 7, 2013

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermancpas.com • info@bermancpas.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants